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- ------NEWS RELEASE--------------------------------------------------------------

                                                                    EXHIBIT 99

SNAP-ON                                                     IMMEDIATE
Snap-on Tools Corporation                    Release:_________________________
2801 80th St.
Kenosha, Wisconsin 53141-1410
414/656-5200

         SNAP-ON TOOLS CORPORATION CHANGES NAME TO SNAP-ON INCORPORATED; SHAREHOLDERS RE-ELECT FOUR DIRECTORS; QUARTERLY DIVIDEND DECLARED


KENOSHA, Wis.--April 22, 1994--Snap-on Tools Corporation said it will change its name to Snap-on Incorporated, reflecting the Corporation's expansion beyond its traditional business of manufacturing and marketing hand tools for professional automotive technicians. Shareholders approved the name change at the Corporation's annual meeting held in Racine, Wisconsin today. Shareholders also re-elected four members of the board of directors.

Snap-on Incorporated will operate through its four customer-focused operating units: Snap-on Tools, the Corporation's heritage business; Snap-on Diagnostics, which provides diagnostic and shop equipment to growing worldwide markets; Snap-on Industrial, which provides industrial tooling through both direct sales and industrial distributors; and Snap-on Financial Services, Inc., which provides credit and leasing programs for customers of the Corporation's other three businesses.

Shareholders re-elected four directors to the Corporation's board: Bruce S. Chelberg, chairman and chief executive officer of Whitman Corporation;
Roxanne J. Decyk, vice president-marketing and sales, polymers, Amoco Chemical Company; Raymond F. Farley, retired chief executive officer and president, S.C. Johnson & Son, Inc.; and Arthur L. Kelly, managing partner, KEL Enterprises Ltd. The board is composed of nine members.

The board of directors declared a second quarter dividend of 27 cents per share, payable June 10, 1994, to shareholders of record May 20, 1994. The Corporation has paid consecutive quarterly cash dividends since 1939.

Snap-on is a leading producer and distributor of quality hand and power tools, diagnostic equipment, and tool storage units for professional mechanics and industry.


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INVESTOR RELATIONS CONTACT:                       MEDIA CONTACT:
Denis Loverine                                    David Heide
Treasurer                                         Manager, Public Relations
414/656-5421                                      414/656-5382